Exhibit 4.109

Technical Support and related Services Agreement

This Agreement is entered into on October 12, 2013 in Beijing, the People’s Republic of China (hereinafter referred to as “P.R.C”) by and between:

Party A: Beijing Dingyuan Technology Co., Ltd., a limited liability company established and existing in accordance with Chinese laws, with its registered address at Room 401, F4, Building 4, Yard 5, Shangdi Road East, Haidian District, Beijing; its legal representative is Su Jiang;

Party B: Beijing Xinsi Yijia Technology Co., Ltd., a limited liability company established and existing in accordance with Chinese laws, with its registered address at Room 409, F4, Building 4, Yard 5, Shangdi Road East, Haidian District, Beijing; its legal representative is Su Jiang.

Whereas,

1. Party A mainly engages in operating Cloud service platforms, and has entered into agreements with many operators nationwide with regard to operating the Cloud service for them;

2. Party B mainly engages in providing services including R&D of software products associated with Cloud service platforms and provision of technical support;

3. Party A desires that Party B would provide the technical support and relevant services under this Agreement to itself and/or its clients, to support Party A’s current and future business and operational activities; Party B also intends to provide relevant necessary technical support and services to Party A and its clients.

After friendly negotiation, Party A and Party B hereby conclude the following agreements on the basis of equality and mutual benefit:

I. Technical Support and related Services

1.1. Party B shall provide Party A and its clients with the following technical support and related services under this Agreement:

(1)       technical support services as required by Party A;

(2)       technical training as required by Party A;

(3)       labor services, including:

a.         personnel and labor for marketing and promotion activities of Party A;

b.         maintenance and debugging of products and software for Party A’s clients as required by Party A.

1.2. Both parties confirm that the technical support and technical services under this Agreement shall not be beyond the normal scope of business of both parties and involve such matters as prohibited or limited by Chinese laws.

1.3. Both parties agree that Party A shall be responsible for executing relevant service contracts (including obtaining the clients’ authorization and approval on the technical services outsourced by Party A) with regard to the technical support and services Party B provides to Party A at the request of Party A, and arranging overall the marketing and maintenance of client relations.

1.4. The Agreement shall be valid for 15 years. With the consent of both parties, this Agreement may be renewed 1 month prior to its expiration, with no material changes made to the terms and conditions hereto.

1.5. Party A promises that within the validity of this Agreement, it will not sign any agreement with any person or company or make any arrangement for the purpose of purchasing the same technical support and relevant services Party B provides to Party A.

II. Basic Principles for Party B to Provide Technical Support and related Services

2.1. The provision of technical support and relevant services by Party B to Party A shall be paid services in the economic interaction between companies, so Party B is entitled to charge Party A for the technical support and relevant services it provides based on fair market principle and according to Article 4 under this Agreement, and Party A shall fulfill its payment obligation according to Article 4 of this Agreement.

2.2. Party A agrees that the remuneration payable by Party A to Party B for the technical support and relevant services provided by Party B shall not be inferior to that paid by any third party to Party B for the same or similar maintenance service for software system.

2.3. The provision of technical support and relevant services under the Agreement must comply with the purposes agreed by both parties at any time and standards on safety, quality and environmental protection issued by competent national and industrial departments. In the absence of such standards on safety, quality and environmental protection, relevant standards on safety, quality and environmental protection of the same industry shall be complied with.

2.4. When Party B performs its services under the Agreement, Party A shall try its best to provide Party B with necessary assistance and convenience, including but not limited to assist Party B in obtaining the approval and consent (if any) of relevant competent departments of the industry or other authorities which are necessary for providing technical support and relevant services.

2.5. In case that there are any errors or mistakes when Party B provides services, Party B shall:

(1)       try its best to make up for the mistakes and losses to Party A;

(2)       try its best to correct any errors or mistakes in the services, to ensure the compliance of the services with the standards.

2.6. While Party B is providing services to Party A, in the event that Party A fails to provide the basic conditions as required by Party B, or in conformity with the standards on technical conditions and the standards noticed by the competent departments of the industry, or the basic conditions fails to meet the requirements of the Agreement, which makes it difficult to provide the services under the Agreement or cause the services unable to be provided completely, Party B shall not bear any responsibility, unless Party A demonstrates that it is Party B or any of its employees’ gross negligence or omission that makes it difficult to provide the services or cause the services unable to be provided.

III. Level of Service

3.1. Party B shall improve its level of service, and provide continually services satisfactory to Party A, and shall not lower the level of service, unless

(1)       Party A’s personnel or the clients’ workers (including the personnel temporarily engaged by Party A’s personnel or the clients) work improperly;

(2)       the delay or loss is caused by force majeure events;

(3)       Party A or its clients agrees to lower the level of service.

IV. Fees for Technical Support and related Services

4.1. Both parties agree that the fees for the technical support and relevant services provided by Party B to Party A (hereinafter referred to as the “service fees”) shall be determined in accordance with the specified methods fair and reasonably: for the technical support and relevant services provided by Party B to Party A at the request of Party A, the fees shall be negotiated based on the fair market pricing and specific items and quality of technical support and relevant support and paid timely (if Party A signs other cooperative operation agreements with any of its clients, Party A agrees that the profit earned shall be paid to Party B as the technical service fee after deducting the taxes), or be settled on other dates agreed by both parties. The service fees have covered all the taxes. All payment shall be made in Renminbi in cash/cheque or by telegraphic transfer by Party A.

4.2. In the event that Party A still does not pay the service fees after thirty days upon receipt of the written notice, Party B may unilaterally announce the termination of this Agreement.

4.3. The suspension or termination of the Agreement announced by Party B according to preceding article shall not influence the rights and obligations generated of Party A or Party B and/or both parties.

4.4. With Party B’s written request, before Party B provides the services every time, Party A shall prepay a certain part of the service fees as per the proportion agreed by both parties.

V. Intellectual Property and Confidentiality

5.1. Without consent of Party B, Party A shall not dispose at its will or disclose to any third party in any manner the data and information provided by Party B in the process of providing services (except that Party A discloses such data and information to relevant clients for the purpose of reasonably performing the obligations under the Agreement).

5.2. Without the consent of the other party, either party shall not disclose the information such as business secrets and technical know-how of the other party obtained during the performance of the Agreement to any third party (except that the disclosure is made to relevant clients for the purpose of reasonably performing the obligations under the Agreement).

5.3. Both parties further agree that in the process of providing relevant services by Party B, the business information Party A provides to Party B (including but not limited to all the information about market regarding the relevant business provided to Party B (whether necessary or not), including but not limited to the information and documented materials such as list of clients, prices, product sales channels, records of business, records of finance and accounting, operation records, statistical information, specifications, maintenance manuals and training manuals, whether in texts, or recorded by computer software or hardware, or otherwise, shall be shared by both parties.

5.4. In case of and to the extent of the following, either party may make public this Agreement or information about any matter, without considering that such information shall be kept confidential in other circumstances:

(1)       lawful provisions within any judicial rights;

(2)       necessary for execution and performance of the Agreement;

(3)       specified or required by a government agency or regulatory authority, or stock exchange of any place where either party belongs to or is governed by;

(4)       to be disclosed to the professional advisor and bank of any party;

(5)       the relevant information has been made public due to reasons not attributable to the fault of the disclosing party; or

(6)       the disclosure is authorized and approved by owner of the data, information, business secrets and technical know-how.

5.5 The confidentiality obligation under this Article shall remain valid in two years after the Agreement is terminated under any circumstance.

VI.       Statement, Warranty and Undertaking

6.1 Party A hereby makes the following statements, warranties and undertakings:

(1)       Party A shall be fully entitled to and able to sign and perform this Agreement, and has obtained any and all approval, permission and authorization necessary for signing and performing this Agreement; upon the execution, this Agreement shall be binding on Party A legally and validly;

(2)        Before expiration or termination of this Agreement by both parties in writing, Party A will maintain its legal status as a Chinese legal person with reasonable diligence, and keep all the approval, permission, certification and authorization (if any) it has obtained from administrative organizations of China, industrial self-regulatory organizations, national and international quality certification agencies and product manufacturers for operating its business legal and effective; in the event that such approval, permission, certification and authorization become invalid or is changed, Party A will timely notify Party B and negotiate countermeasures with Party B actively;

(3)       During the validity of this Agreement, without Party B’s consent in writing, Party A will not divide or transfer to any third party its business it engages in, and jointly operates its business with any third party;

(4)       Party A’s execution and performance of this Agreement does not violate the Articles of Association and any legal documents such as signed contracts or agreements which have binding force on Party A;

(5)       Party A will take all necessary measures to assist Party B in performing its obligations under this Agreement.

6.2. Party B hereby makes the following statements, warranties and undertakings:

(1)       Party B shall be fully entitled to and able to sign and perform this Agreement, and has obtained any and all approval, permission and authorization necessary for signing and performing this Agreement; upon the execution, this Agreement shall be binding on Party B legally and validly;

(2)       Party B’s execution and performance of this Agreement does not violate the Articles of Association and any legal documents such as signed contracts or agreements which have binding force on Party B;

VII. Liability for Breach of the Agreement

7.1. Any one of the following of either party constitutes the breach of this Agreement:

(1)       violation of any of important obligations under this Agreement;

(2)       severe violation of any of the statements, warranties or undertakings specified herein.

7.2 Both parties promise mutually that whether this Agreement is canceled or not, the breaching party shall compensate the non-breaching party as requested by the non-breaching party, provided that either party’s right to claim for compensation that the party has due to the breach of this Agreement by the other party is derogated from:

(1)       a certain amount of money, to recover the non-breaching party to the position that the non-breaching party should be at if the breaching party did not breach the Agreement;

(2)       the direct or indirect losses to the non-breaching party by the breaching party (including but not limited to the reasonable legal costs, arbitration fees and lawyer fees paid by the non-breaching party thereby).

7.3 ..Either party’s failure to exercise or delay in exercising its rights under this Agreement shall not be deemed as waiver of such rights, and exercise of partial such rights shall also not hinder the exercise of all such rights in the future.

VIII. Force Majeure

8.1 “Force majeure” means the events that both parties unable to control reasonably and predict or be avoided even if they are predicted, and hinder, influence or delay the performance of all or part of the obligations under this Agreement. Force majeure events include but not limited to the earthquake, typhoon, flood, fire, malicious damage or war, riot, strike, government control, serious epidemic or other similar events within the region related to performance of this Agreement.

8.2. In the event that either party’s nonperformance of or delay in performing the obligations under this Agreement is caused by any force majeure event, the party shall be exempted from bearing the liability for breach of this Agreement.

8.3 After the force majeure events occur, if possible, the affected party shall immediately notify the other party the force majeure events by the possibly fastest means, and within ten (10) days, provide the other party with documents stating the details of relevant matters; any loss caused to the other party thereby must be compensated. After the force majeure events are eliminated, the party that fails to perform its obligations as it was influenced by the force majeure events shall try its best to perform its obligations under the Agreement.

IX. Settlement of Disputes and Applicable Law

9.1 Negotiation

Either party shall solve the disputes arising from or in connection with this Agreement through negotiation first. Within thirty days after occurrence of any dispute, if either party still cannot solve it through negotiation, any party may submit the dispute for arbitration as specified in this Agreement.

9.2 Arbitration

Arbitration application must be submitted to China International Economic and Trade Arbitration Commission (“CIETAC”), and the disputes shall be solved through arbitration in Beijing according to the arbitration rules which are effective when the arbitration application is submitted. The arbitration court shall have three arbitrators. Both parties shall appoint one arbitrator. If both parties cannot reach agreement on the appointment of the third arbitrator, the third arbitrator shall be appointed by CIETAC as the chief arbitrator of the arbitration court. The arbitration award shall be final and binding on both parties. Unless otherwise specified in the arbitration award, the arbitration fee shall be borne by the losing party.

9.3 Responsibility for Continuing to Perform the Obligations

During the arbitration, except the disputed matters or obligations submitted for arbitration, either party shall continue to perform other obligations under this Agreement.

X. Integrity and Severability of the Agreement

10.1. This Agreement constitutes the entire agreement for the transaction under this Agreement between both parties, and substitutes any offer, undertaking, description, interpretation and other communications previously made by both parties for the purpose of signing this Agreement.

10.2 If any term herein is decided by the court or arbitration agency to be invalid, illegal or not enforceable, the validity, legality and enforceability of other terms under this Agreement shall not be influenced.

XI. Miscellaneous

11.1 Without the other party’s written consent, any party shall not transfer or claim to transfer all or part of its rights or obligations under this Agreement, the successor and approved transferee shall be bound by this Agreement.

11.2 Notices specified herein shall be in writing in Chinese, and delivered by registered post, in person, by DHL or by similar express company, or through fax, telegraph, e-mail or other electronic communications. Such notices shall be deemed as having been delivered when they arrive at the registered address of the receiving party. If the notices are sent by registered post, the date of service shall be the receiving date of indicated on the receipt. If the notices are sent via DHL or by similar express company, the date of service shall be the receiving date confirmed officially; if sent by fax, the notices shall be deemed as having been sent after the confirmation information generated by the fax machine is received; if sent via e-mails, the second workday shall be deemed as the receiving date.

11.3 This Agreement shall come into force from the date when it is signed legally by both parties. For matters not covered herein, both parties may negotiate and sign a supplemental agreement. The supplemental agreement shall constitute part of this Agreement and be equally authentic with this Agreement.

11.4 This Agreement shall be written in Chinese. This Agreement shall be made in duplicate, with Party A and Party B each holding one. Each original shall be equally authentic.

In witness whereof, this Agreement is hereby signed by both parties on the date first written above.

Party A: /s/ Beijing Xinsi Yijia Technology Co., Ltd.

Party B: /s/ Beijing Dingyuan Technology Co., Ltd.